Exhibit 12

Statement Re Computation of Ratios

     This schedule contains financial information extracted from the registrant's audited consolidated financial statements as of and for the twelve months ended December 31, 1997, and is qualified in its entirety by reference to such financial statements:

                                                        1997             1996
                                                   -----------------------------
Current Ratio:

The ratio of current assets divided by current liabilities -

Current assets  (numerator)                          39,574,608       13,886,689
Current liabilities (denominator)                    20,112,442       12,214,536

Current ratio                                              1.97             1.14

Quick Ratio:

The ratio of liquid current assets (cash and cash equivalents and accounts receivable and unbilled receivables) divided by current liabilities:
Cash and cash equivalents                             7,656,850          809,711
Accounts receaivable and unbilled receivables        19,388,007        6,874,808
                                                --------------------------------
Total (numerator)                                    27,044,857        7,684,519
                                                --------------------------------
Current liabilities (denominator)                    20,112,442       12,214,536

Quick ratio                                                1.34             0.63


Debt to Equity Ratio:

The ratio of all debt divided by stockholders' equity

Notes payable                                         4,783,350        3,920,057
Current maturities of long-term debt                    842,515          493,060
Long-term liabilities                                 2,199,837        1,385,602
                                               ---------------------------------
Total (numerator)                                     7,825,702        5,798,719
                                               ---------------------------------
Stockholders' equity (denominator)                   36,284,629        8,251,816

Debt to equity ratio                                       0.22             0.70

                                  10-K Page 69